EXHIBIT 99.1
FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION ANNOUNCES SUCCESSFUL COMPLETION
OF ITS TENDER OFFER FOR WARRANTS

Pasadena, CA - June 2, 2008 - General Finance Corporation (the “Company”) (AMEX: GFN, GFN.WS and GFN.U) today announced the successful completion of its tender offer for certain warrants. During the tender offer, which expired on May 30, 2008 at 11:59 p.m. Eastern Daylight Time, the Company permitted holders of 9,208,333 of its warrants to exercise such warrants at a reduced exercise price of $5.10 such that a holder could exercise a warrant by paying $5.10 to receive one share of common stock. The original exercise price of the warrants was $6.00.

Under the tender offer, a total of approximately 4,125,953 warrants were exercised, including warrants exercised by notice of guaranteed delivery.  As a result of the exercise of warrants, approximately 4,125,953 new shares of the Company’s common stock were issued. All warrants which were tendered for exercise were accepted by the Company, and there was no pro-ration of the number of warrants which were tendered for exercise. The outstanding warrants that were not exercised will retain their original terms, including the $6.00 exercise price, which existed prior to the tender offer.

Following the completion of the tender offer, the Company will have approximately 13,816,052 shares of common stock outstanding.

“The successful completion of the tender offer has reduced the number of warrants outstanding,” noted Ronald F. Valenta, Director, President and Chief Executive Officer of the Company.  “We appreciate the support of our warrant holders in providing capital to fund our growth and simplify our capital structure.”

MacKenzie Partners, Inc. acted as the information agent in connection with the Company's warrant offer.

This news release is merely a notification of the results of the tender offer and is neither an offer to sell nor solicitation of an offer to buy any securities.  The tender offer was made only through an Offer Letter dated May 2, 2008 and related materials.

About General Finance Corporation

The Company, through its indirect 86.2%-owned subsidiary, Royal Wolf Trading Australia Pty Ltd. (“Royal Wolf”), sells and leases portable storage containers, portable container buildings and freight containers to a broad cross section of industrial, commercial, educational and government customers throughout Australia and New Zealand.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of Royal Wolf. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as the Company’s revised definitive proxy statement with respect to the Company’s acquisition of Royal Wolf, its Transition Report on Form 10-K for the six months ended June 30, 2007 and its post-effective amendment on Form S-1.

Contact:
John Johnson
Chief Operating Officer
General Finance Corporation
(626) 584-9722 ext. 1009